UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2009
TERRA INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-8520 (Commission File Number)	52-1145429 (IRS Employer Identification Number)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa (Address of principal executive offices)	51102-6000 (Zip Code)
Registrant’s telephone number, including area code: (712) 277-1340
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On October 18, 2009, Terra Industries Inc. (“Terra”) entered into a binding letter agreement (the “Carseland Agreement”) with Agrium Inc. (“Agrium”, and together with Terra, the “Parties”), pursuant to which Terra will acquire an undivided 50% interest in the Purchased Assets (as defined below). The purchase price of the Purchased Assets is approximately US$237 million, subject to reduction if there are certain deficiencies in the Purchased Assets that are discovered by Terra during the 60-day period following the date of the Carseland Agreement (the “Investigation Period”). On October 18, 2009, the Parties also entered into a separate binding letter agreement (the “Terminal Agreement”, and together with the Carseland Agreement, the “Agreements”), pursuant to which Terra will acquire from Agrium a U.S. ammonia terminal facility (the “Purchased Terminal”) that Agrium would acquire in connection with its proposed business combination with CF Industries Holdings, Inc. (the “CF Transaction”). The purchase price of the Purchased Terminal is approximately US$13 million, subject to reduction for certain necessary repairs to the Purchased Terminal and retention by Agrium of certain environmental liabilities. The transactions contemplated by the Carseland Agreement and the Terminal Agreement are referred to herein as the Carseland Transaction and the Terminal Transaction respectively, and are collectively referred to herein as the Transactions.
     The “Purchased Assets” consist of the land and certain tangible and intangible interests relating to the operation of Agrium’s Carseland, Alberta, Canada nitrogen manufacturing facility (the “Facility”, including the ammonia production and storage, urea production, dry storage and rail and truck loading functions of the Facility). The Purchased Assets do not include certain excluded assets (the “Excluded Assets”), including Agrium’s controlled release product facilities, all rights and obligations with respect to the supply of ammonia to Orica Canada Inc.’s (“Orica”) Carseland, Alberta, Canada facility, and all excess supply of electricity generated at the Transcanada Energy facility located at the Facility.
     The Carseland Agreement requires the Parties to undertake commercially reasonable efforts to execute subsequent documentation that further reflects and elaborates upon the terms of the Carseland Agreement no later than January 15, 2010. The closing of the Transactions shall occur on the earlier of (i) any date required by the Canadian Competition Bureau (the “Bureau”) or the U.S. Federal Trade Commission (the “FTC”) or (ii) a date agreeable to both the Parties as soon as reasonably practicable following the closing of the CF Transaction within certain parameters described in the Carseland Agreement.
     The Carseland Agreement contains a number of customary representations, warranties and covenants, including, but not limited to, a covenant that requires Terra to complete the previously announced tender offer for, or otherwise commence the redemption of, all of Terra Capital Inc.’s Senior Notes due 2017 by October 27, 2009. Agrium has agreed to retain certain liabilities and to indemnify Terra for breaches of its representations, warranties and covenants, and for acts or omissions relating to the Excluded Assets, and certain other liabilities pertaining to the Purchased Assets which relate to the period prior to the closing of the Carseland Transaction, subject to a cap on indemnification of 50% of the purchase price of the Purchased Assets and generally for a period of eighteen months after the closing of the Carseland Transaction. Terra also has agreed to indemnify Agrium for breaches of Terra’s representations, warranties and covenants, subject to similar exceptions and limitations.
     The closing of the Carseland Transaction is subject to satisfaction or waiver of certain customary conditions, including, but not limited to, the closing of the CF Transaction, the closing of the Terminal Transaction and Terra’s receipt of the proceeds of either its announced US$600 million private offering of senior notes (the “Bond Financing”) or an alternative debt financing (the “Financing

Condition”). Each of the Parties has agreed to use its commercially reasonable efforts to satisfy the conditions contained in the Carseland Agreement, provided, however, that nothing contained in the Carseland Agreement shall require either Party to divest any of its assets, conduct its businesses in a materially adverse manner, or enter into any litigation, dispute or appeal process.
     The Carseland Agreement contains specified termination rights, including, but not limited to, termination (i) by either party (x) upon written notice by Agrium to Terra indicating Agrium is abandoning the CF Transaction, (y) upon written notice to the other party at any time after September 30, 2010 or (z) upon written notice to the other party if uncured defects in the Purchased Assets discovered by Terra during the Investigation Period reduce the value of the Purchased Assets by more than 20% and (ii) by Agrium, in the event (a) it determines that it will not receive a “no action” letter from the Bureau with respect to the CF Transaction or approval from the FTC with respect to the CF Transaction, which determination shall have been made by March 31, 2010, or (b) Terra does not complete its Bond Financing by October 30, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INDUSTRIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

Date: October 22, 2009